EXHIBIT 99.1

Neurobiological Technologies, Inc Reports First Quarter Results

EMERYVILLE, Calif., November 8, 2007—Neurobiological Technologies, Inc. (NTI®) (Nasdaq: NTII) today announced its financial results for the quarter ended September 30, 2007.

Paul Freiman, president and chief executive officer stated, “We continue to invest in our key asset, Viprinex™ (ancrod), our drug candidate for acute ischemic stroke currently in two Phase 3 clinical trials. We believe Viprinex has the potential to double the treatment window over the current approved drug, while at the same time reducing the major side effects of fibrinolytics, namely, symptomatic intracranial hemorrhage. The completion of our $60 million common stock offering in November will support our Phase 3 clinical trials for Viprinex and we are pleased that the investors in this offering included existing shareholders, new investors and members of our Board of Directors.”

Results from the Quarter Ended September 30, 2007:

Net loss for the quarter ended September 30, 2007 was $0.9 million or $0.19 per share, basic and diluted, compared to a net loss of $2.4 million or $0.57 per share for the quarter ended September 30, 2006. The improvement in our net loss compared to the prior years’ quarter was primarily the result of a non-cash gain of $2.9 million on the change in fair value of warrants issued in April 2007.

Revenues of $3.9 million in the quarter ended September 30, 2007 decreased by $0.9 million over revenues of $4.8 million in the same period of prior year. Fiscal 2008 revenues consisted of $2.0 million from royalty fees from the commercial sales of memantine by Merz Pharmaceuticals GmbH (Merz) and its marketing partners in the United States and certain European countries, our recognition of $1.4 million from the sale of our rights and interests in XERECEPT ® to Celtic Pharmaceutical Holdings L.P. (Celtic), and $0.5 million from the reimbursement of the direct expenses incurred for services to administer the Phase 3 clinical trials and manufacturing development for XERECEPT in the United States and Canada. Our fiscal 2007 revenues consisted of our recognition of $1.4 million from the sale of our rights and interests in XERECEPT to Celtic, $1.8 million from the reimbursement of the direct expenses incurred for services to administer the Phase 3 clinical trials and manufacturing development for XERECEPT, and $1.6 million from royalty fees from the commercial sales of memantine by Merz and its marketing partners.

Research and development expenses of $5.5 million in the quarter ended September 30, 2007, decreased by $0.4 million compared to expenses of $5.9 million in the same period of prior year. During the quarter, $4.9 million of the R&D expenses were focused on Viprinex, with the remaining $0.6 million on XERECEPT. During the quarter, an increase of $0.9 million of expenses incurred for the Phase 3 clinical trials of Viprinex was offset by a decrease of $1.3 million of expenses for the continuing Phase 3 clinical trials and manufacturing development for XERECEPT.

General and administrative expenses were $1.7 million and $1.5 million for the quarters ended September 30, 2007 and 2006, respectively.

At September 30, 2007, we had cash, cash equivalents and total investment securities of $8.4 million. Subsequent to the end of the quarter, we completed a common stock offering with net proceeds of approximately $55 million. Approximately $6 million of the net proceeds will be used to repay the short-term notes incurred in September 2007.

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Conference Call Information

NTI will web cast its quarterly financial results and host a conference call on Thursday, November 8, 2007 at 10:30 a.m. (ET), 7:30 a.m. (PT). The dial-in number is (877) 627-6544 (U.S. and Canada) and (719) 325-4845 (International). A live web cast can be accessed by going to the following link: http://investor.shareholder.com/ntii/events.cfm. A playback of the conference call will be available from 1:00 p.m. (ET) on November 8, 2007 through 11:59 p.m. (ET) on November 12, 2007. Replay number: (888) 203-1112 (U.S. and Canada) / (719) 457-0820 (international). Replay access code: 1094803.

About Neurobiological Technologies, Inc.

NTI is a specialty biopharmaceutical company with expertise in identifying and acquiring promising drug candidates and in designing and managing late-stage clinical trials for central nervous system conditions. The Company is currently developing Viprinex™ (ancrod), a novel reperfusion agent that is in pivotal Phase 3 trials for the treatment of acute ischemic stroke.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including uncertainties regarding obtaining approval for Viprinex, our levels of future expenditures and capital resources and our need to raise additional capital to fund our operations, as well as other risks detailed from time to time in our Annual Report of Form 10-K and other filings with the Securities and Exchange Commission. Actual results may differ materially from those projected. These forward-looking statements represent our judgment as of the date of the release. We undertake no obligation to update these forward-looking statements.

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CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended September 30,
	2007	2006
REVENUES:
Technology sale and collaboration services	$1,920,000	$3,192,000
Royalty	1,980,000	1,589,000

Total revenues	3,900,000	4,781,000
EXPENSES:
Research and development	5,460,000	5,858,000
General and administrative	1,659,000	1,494,000

Total expenses	7,119,000	7,352,000

Operating loss	(3,219,000)	(2,571,000)
Investment income	34,000	153,000
Interest expense, including non-cash amortization of discount on notes of $587,829	(638,000)	—
Non cash gain on change in fair value of warrants	2,902,000	—

NET loss	$(921,000)	$(2,418,000)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.19)	$(0.57)

Shares used in basic and diluted net loss per share calculation	4,771,747	4,222,633

SELECTED BALANCE SHEET DATA

	September 30, 2007	June 30, 2007
	(unaudited)	(1)
Cash, cash equivalents and investments	$8,430,000	$8,904,000
Working capital	(4,382,000)	(3,974,000)
Total assets	11,488,000	10,921,000
Accumulated deficit	(110,191,000)	(109,269,000)
Stockholders’ deficit	(20,445,000)	(22,093,000)

(1)	Derived from audited consolidated financial statements.

Source: Neurobiological Technologies, Inc. (www.ntii.com)

Craig W. Carlson, V.P. and Chief Financial Officer

510-595-6000

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